Exhibit 10.42

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, effective February 13th, 2002 (“First Amendment”), amends that certain Credit Agreement (“Current Agreement”), dated April     , 2001, by and between Neoforma, Inc., fdba Neoforma.com, Inc., a Delaware corporation (“Neoforma”), and VHA Inc., a Delaware corporation (“VHA”). The capitalized terms not otherwise defined herein have the respective meanings given to them in the Current Agreement.

RECITALS

WHEREAS, Neoforma and VHA wish to extend the maturity date of the Current Agreement by one year, to May 31, 2003.

WHEREAS, Section 8.8 of the Current Agreement states, in part, the Current Agreement may be modified or amended only by a writing signed by both parties hereto.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend Section 1.9 of the Current Agreement as follows:

1.    Amendment of Section 1.9.    Section 1.9 of the Current Agreement provides:

1.9  Maturity Date.    The term “Maturity Date” means that date which is the earlier to occur of: (a) May 31, 2002; (b) the date the Commitment (as defined in Section 2.1) is terminated by Lender pursuant to Section 7.2(a); (c) the date on which Lender declares the entire unpaid principal amount and all accrued interest on any outstanding Note immediately due and payable in full under Section 7.2(b), or such amount otherwise becomes immediately due and payable in full; (d) the date on which Lender and Borrower mutually agree in writing to terminate the Commitment or (e) the date on which a Change of Control occurs.

Section 1.9 is hereby revised to change the date in subparagraph (a) to May 31, 2003, so that Section 1.9 is amended to state:

1.9  Maturity Date.    The term “Maturity Date” means that date which is the earlier to occur of: (a) May 31, 2003; (b) the date the Commitment (as defined in Section 2.1) is terminated by Lender pursuant to Section 7.2(a); (c) the date on which Lender declares the entire unpaid principal amount and all accrued interest on any outstanding Note immediately due and payable in full under Section 7.2(b), or such amount otherwise becomes immediately due and payable in full; (d) the date on which

Lender and Borrower mutually agree in writing to terminate the Commitment or (e) the date on which a Change of Control occurs.

2.    All Other Terms Unchanged.    Except as expressly modified by this Amendment, all terms of the Current Agreement shall remain in full force and effect.

3.    Governing Law.    This First Amendment shall be governed by and construed under the internal laws of the State of California and shall be binding upon the parties hereto in the United States and worldwide. The federal and state courts of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this First Amendment.

4.    Counterparts.    This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed, effective as February 13th, 2002.

NEOFORMA, INC. VHA INC.		VHA INC.

By:	/s/ ANDREW GUGGENHIME	By:	/s/ CURT NONOMAQUE

Title:	CFO	Title:	CFO & EVP

[Signature Page to First Amendment to Credit Agreement]

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